Issuer Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration No. 333-203630-01

Pricing Supplement

Dated October 23, 2017

United Airlines, Inc.

$236,173,000

2016-2 Pass Through Trust

Class B Pass Through Certificates, Series 2016-2

Pricing Supplement dated October 23, 2017 to the preliminary prospectus supplement dated October 23, 2017 relating to the Class B Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class B Pass Through Certificates, Series 2016-2 (“Class B Certificates”)

Amount:	$236,173,000

CUSIP:	90933J AA9

ISIN:	US 90933JAA97

Coupon:	3.650%

Make-Whole Spread over Treasuries:	0.300%

Available Amount under Class B Liquidity Facility at April 7, 2018:	$12,236,058

Maximum Commitment Amount under Class B Liquidity Facility on November 6, 2017:	$12,376,737

Price to Public:	100%

Underwriters:

Credit Suisse Securities (USA) LLC	$26,245,000

Goldman Sachs & Co. LLC	$26,241,000

Morgan Stanley & Co. LLC	$26,241,000

Citigroup Global Markets Inc.	$26,241,000

Deutsche Bank Securities Inc.	$26,241,000

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$26,241,000

J.P. Morgan Securities LLC	$26,241,000

BNP Paribas Securities Corp.	$26,241,000

Credit Agricole Securities (USA) Inc.	$26,241,000

Concession to Selling Group Members:	0.50%

Discount to Broker/Dealers:	0.25%

Underwriting Commission:	$2,361,730

Settlement:	November 6, 2017 (T+10) closing date, the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037.